EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock, $0.0001 par value per share (the “Common Stock”) of XCF Global, Inc., dated as of June 18, 2026, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Brown Stone Capital Ltd.

Dated: June 18, 2026	By:	/s/ Nima Montazeri
	Name:	Nima Montazeri
	Title:	President

Dated: June 18, 2026	/s/ Nima Montazeri
Nima Montazeri